BROWN & ASSOCIATES
                            20 OAK STREET, SUITE 200
                                BEVERLY, MA 01915
                                 (978) 921-6688
                           (978) 921-4166 (FACSIMILE)

                                                               December 13, 2001

Ashport Mutual Funds
800 Brickell Avenue, Suite 103
Miami, FL  33131

Re:  Pre-Effective Registration Statement No. 2

Dear Gentlemen:

We have acted as counsel to the Ashport Mutual Funds, a Massachusetts Business Trust, (the Trust), in connection with the Registration Statement, and all Pre-Effective Registration Statements filed with the U.S. Securities and Exchange Commission (the "Pre-Effective Amendment") and relating to the issuance by the Trust of an indefinite number of shares of beneficial interest (the "Shares") of three series of the Trust: the Large Cap Fund, the Small-Mid Cap Fund and Fixed Income Fund (the "Funds").

It is our opinion, based on the foregoing facts that (1) all of the Shares will be issued and sold for cash or other valid consideration at the per share public offering price on the date of their issuance in accordance with the statements in the Funds' Prospectus included in the Pre-Effective Amendment and in accordance with the Declaration of Trust, (2) all consideration for the Shares will actually be received by the Funds, and (3) all applicable securities laws will be complied with, that, when issued and sold by the Funds, the Shares will be legally issued, fully paid and nonassessable.

This opinion is rendered to you in connection with Pre-Effective Amendment No. 2 and is solely for your benefit. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent.

We hereby consent to the reference of our firm as legal counsel in the Statement of Additional Information included in Pre-Effective No. 2 and the use of this opinion as an exhibit to that Pre-Effective Amendment.

                                        Very truly yours,

                                        /s/ Brown & Associates